Exhibit 4.8


                       COMPENSATION COMMITTEE RESOLUTIONS



                  RESOLVED that, at the effective time of the merger (the "Effective Time") of Legacy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of J. C. Penney Company, Inc., a Delaware corporation ("Parent"), with and into the Company (the "Merger"), pursuant to an Agreement and Plan of Merger dated as of November 23, 1998 (the "Merger Agreement"), the terms of each then outstanding and unexercised employee stock option (each, a "Company Stock Option") granted under the Company's stock option plan (the "Option Plan") shall be, and it hereby is, adjusted to provide that, from and after the Effective Time, it shall be exercisable for not less than 90 days after termination of the holder's employment for any reason (but not beyond the original term of such Company Stock Option) or such longer period as such Company Stock Option provided as of November 23, 1998; and

                  FURTHER RESOLVED, that effective as of the Effective Time, the Option Plan shall be, and it hereby is, amended to provide that no additional Company Stock Options may be granted under the Option Plan.








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